Exhibit (12) to Annual Report
on Form 10-K
for Fiscal Year Ended June 30, 2014
By Parker-Hannifin Corporation
Computation of Ratio of Earnings to Fixed Charges
(In thousands, except ratios)

	Fiscal Year Ended June 30,
	2014	2013	2012	2011	2010
EARNINGS
Income from continuing operations before income taxes and noncontrolling interests	$1,556,720	$1,311,001	$1,576,698	$1,413,721	$754,817
Adjustments:
Interest on indebtedness, exclusive of interest capitalized	79,845	88,668	89,888	97,009	101,173
Amortization of deferred loan costs	2,721	2,884	2,902	2,695	2,426
Portion of rents representative of interest factor	43,983	44,493	41,515	39,499	41,194
(Income) loss of equity investees	(11,141)	(247)	1,237	2,592	6,757
Amortization of previously capitalized interest	190	193	196	226	259
Income as adjusted	$1,672,318	$1,446,992	$1,712,436	$1,555,742	$906,626
FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized	$79,845	$88,668	$89,888	$97,009	$101,173
Amortization of deferred loan costs	2,721	2,884	2,902	2,695	2,426
Portion of rents representative of interest factor	43,983	44,493	41,515	39,499	41,194
Fixed charges	$126,549	$136,045	$134,305	$139,203	$144,793
RATIO OF EARNINGS TO FIXED CHARGES	13.21x	10.64x	12.75x	11.18x	6.26x